Amendment No. 1
                                        to
                       Central Illinois Public Service Company
                          Special Executive Retirement Plan
               (As Amended And Restated Effective As Of April 1,  1995)



      The Central Illinois Public Service Company Special Executive Retirement Plan (As Amended And Restated Effective As Of April 1, 1995), (the Plan") , is hereby further amended, effective August 8, 1995, in the following respect:

         1.   By adding a new sentence at the end of paragraph 4(c) of
Article III.B. of the Plan as follows:

    "Notwithstanding anything to the contrary contained in the Plan or the foregoing provisions of this paragraph 4(c), a "Change in Control" shall not result from and shall not be deemed to have occurred by reason of any business combination transaction or agreement to enter into any business combination transaction between union Electric Company ( UE ) and CIPSCO or the Company which is approved by at least two-thirds of the Directors of CIPSCO in office on August 8, 1995 (for this purpose, any Director first elected, or first nominated for election, by CIPSCO's stockholders, by a vote of at least two-thirds of the Directors of CIPSCO (or a committee thereof) after August 8, 1995 shall be deemed a Director on August 8, 1995)."

    IN WITNESS WHEREOF, Central Illinois Public Service Company has executed this instrument this 8th day of August, 1995.


                                       Central Illinois Public Service Company


                                       By_____________________________________
                                                        President

    Corporate Seal

    Attest:


    _________________________
    Assistant Secretary